UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 24, 2006
PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)
8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURE
Press Release issued November 27, 2006

PIXELWORKS, INC. AND SUBSIDIARIES
Item 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
On November 24, 2006, the Board of Directors of Pixelworks, Inc. (the “Company”) approved an additional restructuring plan designed to further reduce operating expenses, while at the same time making investments necessary to win tier one business and to complete development of the Company’s next generation products. Under the plan, operating expenses on an annualized basis are expected to be reduced from third quarter 2006 run rates by $16 million to $18 million by the end of 2007. The plan includes further consolidation of North American operations which will result in compensation and space cost savings. The plan also contemplates making critical infrastructure investments in people, processes and information systems to improve the operational efficiency of the Company.

We expect to incur restructuring charges totaling between $3.5 million and $4.0 million related to this plan. Approximately $2.4 million to $2.6 million will relate to termination benefits and the remaining $1.1 million to $1.4 million will relate to contract termination costs, asset disposals and travel. Approximately $1.0 million to $1.3 million of the restructuring charges are expected to be recognized in the fourth quarter of 2006 with the remainder being recognized over 2007. We anticipate that most of the charges will result in future cash expenditures, and that the plan will be complete by the end of the fourth quarter of 2007.

The November 27, 2006 press release announcing the restructuring plan is furnished herewith as Exhibit 99.1 to this Report. The press release contain forward-looking statements regarding the Company, and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated in the press release and this Report.
Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

99.1	Press Release issued by Pixelworks, Inc. dated November 27, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC. (Registrant)
	By:	/s/ Michael D. Yonker
Date: November 27, 2006		Michael D. Yonker
Vice President, Chief Financial Officer, Treasurer and Secretary